UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 16, 2011
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle Jericho, New York		11753
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

As previously disclosed, on September 19, 2011, Ameritrans Capital Corporation (the “Company”) received a letter from the U.S. Small Business Administration (“SBA”), which, among other things, informed the Company that the transaction (the “Renova Transaction”) contemplated by the Stock Purchase Agreement (the “Purchase Agreement”), dated April 12, 2011 and amended on June 17, 2011, between the Company and Renova US Holdings, Ltd. (“Renova”) would not satisfy applicable SBA regulations addressing management-ownership diversity requirements.

The Company has continued to engage in  discussions with Renova regarding potential modifications to the terms of the Renova Transaction in order to satisfy the SBA’s interpretation of the regulations.  However, in light of the SBA’s continued stated belief that the transaction structure contemplated under the Purchase Agreement does not satisfy its management ownership-diversity regulations and the Company’s current financial position, the Company believes that the economic terms of any such modified transaction may differ materially from those set forth in the Purchase Agreement. Accordingly, on November 16, 2011, the Company and Renova mutually agreed to terminate the Purchase Agreement.

The Company expects to continue discussions with Renova regarding a modified transaction that would satisfy the SBA’s interpretation of the applicable regulations.  However, no assurance can be given that the Company and Renova will be able to reach agreement on or complete an alternative transaction or what the terms of any such transaction would be. In the event the Company is unable to reach an agreement on or complete an alternative transaction with Renova it may seek alternative sources of financings. There is no assurance that any such alternative sources of financing would be available or what the terms of any such transaction would be.

A description of the material terms of the Purchase Agreement is set forth in Item 1.01 of the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 14, 2011 and June 17, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Chief Executive Officer and President